FILED PURSUANT TO RULE 433

FILE NO. 333-214120

CITIGROUP INC.

$2,750,000,000

3.887% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2028

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	Baa1 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	January 4, 2017

Settlement Date:	January 10, 2017 (T+4 days)

Maturity:	January 10, 2028

Par Amount:	$2,750,000,000

Treasury Benchmark:	2.000% due November 15, 2026

Treasury Price:	$96-06

Treasury Yield:	2.437%

Re-offer Spread to Benchmark:	T10+145 bp

Re-offer Yield:	3.887%

Fixed Rate Coupon:	3.887%, payable semiannually in arrears from and including the Settlement Date to, but excluding, January 10, 2027 (the “Fixed Rate Period”).

Floating Rate Coupon:	An annual floating rate equal to three-month USD LIBOR plus 1.563%, payable quarterly in arrears from and including January 10, 2027 (the “Floating Rate period”).

Floating Rate:	3 month USD –BBA–LIBOR Reuters LIBOR01

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$2,738,312,500 (before expenses)

Interest Payment Dates:	During the fixed rate period, each January 10 and July 10, beginning July 10, 2017, and during the floating rate period, each of April 10, 2027, July 10, 2027, October 10, 2027 and January 10, 2028, beginning April 10, 2027. Following business day convention during the fixed rate period. Modified following business day convention during the floating rate period. Business days New York.

Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after July 10, 2017 and prior to January 10, 2027, at a redemption price equal to the sum of (i) 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined in the Issuer’s Prospectus dated December 29, 2016 (the “Prospectus”)), if any, with respect to such notes. The Reinvestment Rate (as defined in the Prospectus) will equal the Treasury Yield defined therein calculated to January 10, 2027, plus 0.250%.

We may redeem the notes, at our option, (i) in whole, but not in part, on January 10, 2027, or (ii) in whole at any time or in part from time to time, on or after October 10, 2027 at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

CITIGROUP INC.

$2,750,000,000

3.887% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2028

Redemption for Tax Purposes:	We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

Sinking Fund:	Not applicable

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967LD1

ISIN:	US172967LD18

Sole Book Manager:	Citigroup Global Markets Inc.
Senior Co-Managers:

BBVA Securities Inc.

BNP Paribas Securities Corp.

Commonwealth Bank of Australia

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

UBS Securities LLC

UniCredit Capital Markets LLC

Wells Fargo Securities, LLC

Junior Co-Managers:

Academy Securities, Inc.

Blaylock Beal Van, LLC

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Citizens Capital Markets, Inc.

Credit Agricole Securities (USA) Inc.

Drexel Hamilton, LLC

The Huntington Investment Company

ING Financial Markets LLC

Lebenthal & Co., LLC

Loop Capital Markets LLC

MFR Securities, Inc.

Mizuho Securities USA Inc.

MUFG Securities Americas Inc.

nabSecurities, LLC

Nomura Securities International, Inc.

RBC Capital Markets, LLC

Samuel A. Ramirez & Company, Inc.

Skandinaviska Enskilda Banken AB (publ)

TD Securities (USA) LLC

Telsey Advisory Group LLC

*Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-214120. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.